Exhibit 10.6

AMENDMENT TO AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment to the Amended and Restated Executive Employment Agreement (“Amendment”) is entered into as of July 26, 2016, by and between Karin-Joyce Tjon Sien Fat, an individual (“Executive”), and Epiq Systems, Inc. (the “Company”).

WHEREAS, Executive and the Company are party to that certain Amended and Restated Executive Employment Agreement, effective as of December 15, 2014 (the “Employment Agreement”);

WHEREAS, it is expected that the Company shall enter into an Agreement and Plan of Merger as of the date hereof (as the same may be amended, updated or supplemented from time to time, the “Merger Agreement”), by and among Document Technologies, LLC, a Georgia limited liability company (“Parent”) and DTI Merger Sub, Inc., a Missouri corporation and a wholly owned subsidiary of Parent;

WHEREAS, the Company and the Executive desire to enter into this Amendment to clarify certain terms of Executive’s employment with the Company effective following the consummation of the transactions contemplated by the Merger Agreement; and

WHEREAS, capitalized terms that are not defined herein shall have the same meaning as set forth in the Employment Agreement unless specified to the contrary.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties agree as follows:

1.	Section 1(z) shall be deleted in its entirety and replaced with the following:

“Separation Consideration” shall mean:

(i) a cash amount equal to the sum of the Bonus and eighteen (18) months of Base Salary; and

(ii) regular monthly payments (payable 1 month in arrears) equal to the difference between (A) the Executive’s monthly premium rate for health insurance for Executive and Executive’s dependents under the Company’s relevant health insurance plans (e.g. medical, dental and vision) in effect on the End Date, and (B) the monthly premium paid by Executive for substantially similar health insurance coverage for Executive and Executive’s dependents (whether through the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) or otherwise), after the End Date, until the earlier of (Y) eighteen (18) months from the End Date, or (Z) Executive’s employment by a person, company, or other entity that offers health insurance;

provided that, following a Change in Control, the “Separation Consideration” shall mean:

(i) a cash amount equal to two times the sum of the Bonus and the Base Salary;

(ii) regular monthly payments (payable 1 month in arrears) equal to the difference between (A) the Executive’s monthly premium rate for health insurance for Executive and Executive’s dependents under the Company’s relevant health insurance plans (e.g. medical, dental and vision) in effect on the End Date, and (B) the monthly premium paid by Executive for substantially similar health insurance coverage for Executive and Executive’s dependents (whether through the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) or otherwise), after the End Date, until the earlier of (Y) twenty-four (24) months from the End Date, or (Z) Executive’s employment by a person, company, or other entity that offers health insurance;

(iii) a cash amount of Twenty-Five Thousand Dollars and Zero Cents ($25,000), which represents an amount to assist Executive with executive outplacement services; and

(iv) a cash amount of Sixty-Six Thousand, Seven Hundred and Thirty-Six Dollars and Zero Cents ($66,736.00), which represents twenty-four months (24) of other benefits to which Executive was entitled as of the End Date.

Notwithstanding the foregoing, the Separation Consideration shall be payable within sixty (60) days following the End Date (or as otherwise required by applicable law or as expressly set forth above relating to regular monthly payments or other consideration), provided that Executive shall not be entitled to receive the Separation Consideration unless and until: (x) Executive has executed and delivered the Release to the Company; (y) the Release has become fully effective in all respects; and (z) Executive reaffirms and does not breach the post-termination obligations contained in this Agreement and has not breach the provisions of the Release or breached the provisions of Section 7, 8 or 10 hereof.

2.	References. All references in the Employment Agreement to “this Agreement” and any other references of similar import shall hereinafter refer to the Employment Agreement as amended by this Amendment.

3.	Remaining Provisions. Except as expressly modified by this Amendment, the Employment Agreement shall remain in full force and effect. This Amendment embodies the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, oral or written, relative thereto.

4.	Governing Law. This Amendment shall be construed and interpreted in accordance with the laws of the State of Missouri.

5.	Amendment Effective Date. This Amendment shall be effective as of the date of the consummation of the transaction contemplated by the Merger Agreement. In the event that the Transactions are not consummated, this Amendment will be void and of no force and effect.

6.	Counterparts. This Amendment may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

Epiq Systems, Inc.

By	/s/ Tom W. Olofson
Name:	Tom W. Olofson
Title:	Chairman & Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Karin-Joyce Tjon Sien Fat
Karin-Joyce Tjon Sien Fat

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